WORLD HEART CORPORATION

                          Audited Financial Statements
                      For the year ended December 31, 2002

Management's Statement of Responsibility

Management is responsible for the preparation of the consolidated financial statements and all other information in the annual report. The financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") and reflect management's best estimates and judgments. The financial information presented elsewhere in the annual report is consistent with the consolidated financial statements.

Management has developed and maintains a system of internal controls to provide reasonable assurance that all assets are safeguarded and to facilitate the preparation of relevant, reliable and timely financial information. Consistent with the concept of reasonable assurance, the Corporation recognizes that the relative cost of maintaining these controls should not exceed their expected benefits.

The Audit Committee, which is comprised of independent directors, reviews the financial statements, considers the report of the external auditors, assesses the adequacy of the Corporation's internal controls, and recommends to the Board of Directors the independent auditors for appointment by the shareholders. The financial statements were reviewed by the Audit Committee and approved by the Board of Directors.

The consolidated financial statements were audited by PricewaterhouseCoopers LLP, the external auditors, in accordance with generally accepted auditing standards on behalf of the shareholders.

Original signed by:                         Original signed by:
Roderick M. Bryden                          Ian W. Malone
President                                   Chief Financial Officer

Auditors' Report to the Shareholders of World Heart Corporation

We have audited the consolidated balance sheets of World Heart Corporation as at December 31, 2002 and 2001, and the consolidated statements of loss, shareholders' equity (deficiency) and cash flows for the years ended December 31, 2002, 2001 and 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in both Canada and the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 2002 and 2001 and the results of its operations and its cash flows for the years ended December 31, 2002, 2001 and 2000 in accordance with Canadian generally accepted accounting principles.

Original signed by:
PricewaterhouseCoopers LLP
Chartered Accountants
Ottawa, Canada
February 10, 2003, except for note 20 (c), which is as at April 14, 2003

Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Corporation's ability to continue as a going concern, such as those described in Note 1 to the financial statements. Although we conducted our audits in accordance with both Canadian and United States generally accepted auditing standards, our report to the shareholders dated February 10, 2003 is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors' report when these are adequately disclosed in the financial statements.

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Corporation's financial statements, such as the change described in Note 7 to the financial statements. Although we conducted our audits in accordance with both Canadian and United States generally accepted auditing standards, our report to the shareholders dated February 10, 2003 is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the auditor's report when the change is properly accounted for and adequately disclosed in the financial statements

Original signed by:
PricewaterhouseCoopers LLP
Chartered Accountants
Ottawa, Canada
February 10, 2003, except for note 20 (c), which is as at April 14, 2003

WORLD HEART CORPORATION
 Consolidated Balance Sheets
 (Canadian Dollars)
-----------------------------------------------------------------------------------------------------------------
                                                                                   December 31,     December 31,
                                                                                           2002             2001
-----------------------------------------------------------------------------------------------------------------
ASSETS

Current assets
 Cash and cash equivalents (note 3)                                               $     248,181     $ 15,345,159
 Short-term investments (note 3)                                                              -        6,881,300
 Accounts and other receivables                                                       2,131,537        4,041,966
 Tax credit receivable (note 4)                                                       2,770,000        2,770,000
 Prepaid expenses                                                                       342,944          698,376
 Inventory (note 5)                                                                   6,235,702        8,117,621
                                                                           --------------------------------------
                                                                                     11,728,364       37,854,422
Cash pledged as collateral for lease (note 16)                                        1,183,200                -
Capital assets (note 6)                                                               4,244,371        5,293,824
Goodwill (note 7)                                                                    22,273,407       16,175,519
Intangible assets (note 7)                                                            5,138,962       18,559,353
Other assets                                                                            477,609                -
                                                                           --------------------------------------

                                                                                  $  45,045,913     $ 77,883,118
                                                                           --------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable and accrued liabilities                                        $  15,075,304     $  9,514,115
  Accrued compensation                                                                2,622,849        1,979,902
  Short-term loan (note 10)                                                           2,018,937                -
  Current portion of capital lease (note 17)                                             63,829          162,487
                                                                           --------------------------------------

                                                                                     19,780,919       11,656,504
Preferred shares (note 9)                                                            72,750,188       65,684,726
Capital lease obligations (note 17)                                                           -           63,829
                                                                           --------------------------------------
                                                                                     92,531,107       77,405,059
                                                                           --------------------------------------
Contingencies and commitments (note 16)

Shareholders' equity (deficiency)
Common shares                                                                        87,788,808       72,902,159
  Issued and outstanding - 17,970,127 common shares
    (2001 - 14,943,127 common shares) (note 11)
Special warrants and rights (note 11)                                                 3,420,016       18,306,665
Contributed surplus (note 11)                                                        40,683,222       38,885,336
Accumulated deficit                                                               (179,377,240)    (129,616,101)
                                                                           --------------------------------------
                                                                                   (47,485,194)          478,059
                                                                           --------------------------------------

                                                                                  $  45,045,913     $ 77,883,118
-----------------------------------------------------------------------------------------------------------------

                   Signed on behalf of the Board of Directors
                              Original signed by:
                   Roderick M. Bryden              Ian Malone
                   Director                        Director

              (The accompanying notes are an integral part of these
                      consolidated financial statements.)

WORLD HEART CORPORATION
Consolidated Statements of Loss
(Canadian Dollars)
-------------------------------------------------------------------------------------------------------------------------
                                                                            Year ended        Year ended      Year ended
                                                                          December 31,      December 31,    December 31,
                                                                                  2002              2001            2000
-------------------------------------------------------------------------------------------------------------------------

Revenue                                                                   $ 10,106,931      $  8,252,624     $ 4,674,485
                                                                     ----------------------------------------------------

Cost of goods sold
   Direct materials and labour                                             (4,593,627)       (3,925,702)     (2,443,610)
   Overhead and other                                                      (5,275,104)       (4,361,356)     (4,825,735)
                                                                     ----------------------------------------------------
                                                                           (9,868,731)       (8,287,058)     (7,269,345)
                                                                     ----------------------------------------------------

Gross margin                                                                   238,200          (34,434)     (2,594,860)
                                                                     ----------------------------------------------------

Expenses
   Selling, general and administrative                                    (10,499,075)      (11,078,320)     (6,760,277)
   Research and development                                               (25,016,365)      (35,774,623)    (18,395,885)
   Amortization of intangibles                                             (7,322,503)      (15,209,647)     (7,491,865)
                                                                     ----------------------------------------------------
                                                                          (42,837,943)      (62,062,590)    (32,648,027)
                                                                     ----------------------------------------------------

Loss before the undernoted                                                (42,599,743)      (62,097,024)    (35,242,887)

Other income (expenses)
   Foreign exchange gain (loss)                                                476,649       (2,913,150)        (16,686)
   Investment income                                                           134,255         1,209,125       2,380,983
   Interest expense and financing costs                                    (7,772,300)       (6,853,763)     (3,049,792)
                                                                     ----------------------------------------------------

Loss before income taxes                                                  (49,761,139)      (70,654,812)    (35,928,382)

Recovery of future income taxes (note 13)                                            -         4,988,244       5,542,960
                                                                     ----------------------------------------------------

Net loss for the year                                                   $ (49,761,139)    $ (65,666,568)   $(30,385,422)
                                                                     ----------------------------------------------------

Weighted average number of common shares
  outstanding (note 12)                                                     17,779,385        15,069,229      14,878,625
                                                                     ----------------------------------------------------

Basic and diluted loss per common share                                       $ (2.80)          $ (4.36)        $ (2.04)
-------------------------------------------------------------------------------------------------------------------------

              (The accompanying notes are an integral part of these
                       consolidated financial statements)

WORLD HEART CORPORATION
Consolidated Statements of Shareholders' Equity
(Canadian Dollars)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                Warrants
                                                        Special Warrants          and        Warrants,
                                 Common Stock              and Rights           Options     Options and                Shareholders'
                                 ------------           ----------------        --------    Contributed   Accumulated  Equity
                              Number      Amount       Number       Amount       Number       Surplus       Deficit    (Deficiency)
------------------------------------------------------------------------------------------------------------------------------------
Balance as at December 31,
1999                        14,150,539  $57,738,796            -  $         -  $  385,138   $         -  $(33,127,086)  $24,611,710
                                                                                                                              -
Value of conversion right
attached to preferred
shares (note 9)                      -            -            -            -           -    36,951,336              -   36,951,336
Share issues
 Public offering               850,000   15,132,742            -            -      85,000             -              -   15,132,742
 Common shares through
exercise of options             12,282      116,147            -            -           -             -              -      116,147
Common shares through
exercise of warrants           104,606      765,054            -            -   (112,280)             -              -      765,054

Expired options and
warrants                             -            -            -            -     (1,040)             -              -            -
Net loss for the year
ended December 31, 2000              -            -            -            -           -             -   (30,385,422)  (30,385,422)
                            --------------------------------------------------------------------------------------------------------

Balance as at December
31, 2000                    15,117,427   73,752,739            -            -     356,818    36,951,336   (63,512,508)   47,191,567

Special warrants issued
through private placements           -            -    3,027,000   14,886,649     157,490             -              -   14,886,649
Right issued through
private placement                    -            -      637,000    3,420,016           -             -              -    3,420,016
Warrant issued in con-
nection with government
grant (note 8)                       -            -            -            -     650,000     1,200,000              -    1,200,000
Stock options issued for
services                             -            -            -            -      33,243       197,000              -      197,000
Warrants issued for
services                             -            -            -            -     130,000       537,000              -      537,000
Expired options and
warrants                             -            -            -            -   (227,527)             -              -            -
Share repurchase             (174,300)    (850,580)            -            -           -             -      (437,025)   (1,287,605)

Net loss for the year
ended December 31, 2001              -            -            -            -           -             -   (65,666,568)  (65,666,568)
                            --------------------------------------------------------------------------------------------- ----------

Balance as at December
31, 2001                    14,943,127   72,902,159    3,664,000   18,306,665   1,100,024    38,885,336  (129,616,101)      478,059

Special warrants con-
verted into common
shares and warrants          3,027,000   14,886,649  (3,027,000) (14,886,649)   3,027,000             -              -            -

Warrants issued in
connection with government
grant (note 8)                       -            -            -            -           -     1,287,000              -    1,287,000
Stock options issued for
services and in connection
with short-term loan                 -            -            -            -      33,787       182,343              -      182,343

Warrants issued for services         -            -            -            -     250,000       328,543              -      328,543
Expired options and warrants         -            -            -            -    (93,547)             -              -            -
Net loss for the year ended
December 31, 2002                    -            -            -            -           -             -   (49,761,139)  (49,761,139)
                            --------------------------------------------------------------------------------------------------------

Balance as at December
 31, 2002                   17,970,127  $87,788,808      637,000   $3,420,016  $4,317,264   $40,683,222 $(179,377,240) $(47,485,194)
------------------------------------------------------------------------------------------------------------------------------------

              (The accompanying notes are an integral part of these
                      consolidated financial statements.)

WORLD HEART CORPORATION
Consolidated Statements of Cash Flow
(Canadian Dollars)
-------------------------------------------------------------------------------------------------------------------------
                                                                           Year ended         Year ended      Year ended
                                                                         December 31,       December 31,    December 31,
                                                                                 2002               2001            2000
-------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM (USED IN)

Operating activities
   Net loss for the year                                               $ (49,761,139)     $ (65,666,568)  $ (30,385,422)
   Items not involving cash -
      Amortization and depreciation                                         8,982,154         17,339,528       8,702,580
      Interest on preferred shares                                          7,650,730          6,853,763       3,049,792
      Recovery of future income taxes (note 13)                                     -        (4,988,244)     (5,542,960)
      Expenses paid by the issuance of options                                406,219            734,000         531,035
       Interest expense on short-term loan                                     18,937                  -               -
      Exchange (gain) loss on preferred shares                              (585,268)          3,047,835               -
   Net change in operating components of working capital (note 18)         11,652,757          2,056,797       2,021,194
                                                                   ------------------------------------------------------
                                                                         (21,635,610)       (40,622,889)    (21,623,781)
                                                                   ------------------------------------------------------
Investing activities
   Purchase of short-term investments                                               -        (7,381,300)    (90,093,497)
   Redemption of short-term investments                                     6,881,300         23,196,677      81,077,529
   Payment of expenses relating to the Novacor acquisition                          -                  -     (1,684,689)
   Purchase of capital assets                                               (610,198)        (1,205,121)       (902,398)
   Cash pledged as collateral for lease                                   (1,183,200)            226,316         150,931
                                                                   ------------------------------------------------------
                                                                            5,087,902         14,836,572    (11,452,124)
                                                                   ------------------------------------------------------
Financing activities
   Capital lease repayments                                                 (162,487)          (150,933)       (140,195)
   Issuance of common shares and/or special warrants through
   public offering                                                                  -         16,654,418      15,331,875
   Payment of expenses relating to the issue of common
   shares and/or special warrants                                            (77,058)        (1,690,672)       (199,133)
   Issuance of preferred shares                                                     -                  -      29,612,000
    Investment by third party in subsidiary                                         -          3,465,501               -
   Repurchase of common shares                                                      -        (1,287,605)               -
   Deferred transaction costs                                               (331,542)                  -               -
   Short-term loan proceeds                                                 1,958,600                  -               -
   Issuance of common shares through exercise of options                            -                  -         116,147
   Issuance of common shares through exercise of warrants                           -                  -         765,054
                                                                   ------------------------------------------------------
                                                                            1,387,513         16,990,709      45,485,748
                                                                   ------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents
                                                                               63,217            516,218         245,307
                                                                   ------------------------------------------------------

Change in cash and cash equivalents for the year                         (15,096,978)        (8,279,390)      12,655,150

Cash and cash equivalents beginning of the year                            15,345,159         23,624,549      10,969,399
                                                                   ------------------------------------------------------
Cash and cash equivalents end of the year
                                                                          $   248,181       $ 15,345,159    $ 23,624,549
-------------------------------------------------------------------------------------------------------------------------

              (The accompanying notes are an integral part of these
                       consolidated financial statements)

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

1.   Going Concern Assumption

These financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that World Heart Corporation (the Corporation or WorldHeart) will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

The use of these principles may not be appropriate because, as of December 31, 2002, there was substantial doubt that the Corporation would be able to continue as a going concern. The Corporation's ability to continue as a going concern is dependent upon its ability to obtain additional financing. The Corporation is currently pursuing several options. There can be no assurance that the Corporation will be successful in securing financing.

These financial statements do not reflect adjustments to the carrying values of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used that would be necessary if the going concern assumption were not appropriate. Such adjustments could be material.

2.   Significant Accounting Policies

(a)  Basis of presentation

These consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in Canada (Canadian
GAAP), and include all assets, liabilities, revenues and expenses of World Heart Corporation and its subsidiaries.

These principles also conform in all material respects with accounting principles generally accepted in the United States (US GAAP) except as described in Note 22.

(b)  Nature of operations

WorldHeart is a medical devices company based in Ottawa, Ontario, Canada and Oakland, California, USA. WorldHeart is currently focused on the development, commercialization and manufacturing of pulsatile ventricular assist devices
(VADs) which are intended for patients with end stage heart failure. WorldHeart currently produces and sells the Novacor(R) Left Ventricular Assist System and is developing the HEARTSAVERvad[TM] (HeartSaver) which is a fully implantable next generation VAD.

(c)  Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(d)  Cash equivalents and short-term investments

Cash equivalents are defined as highly liquid investments with maturities at acquisition of three months or less. Short-term investments are those with terms to maturity in excess of three months but less than one year.

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

(e)  Inventory

Inventory of raw materials are valued at the lower of average cost and replacement cost. Work in progress and finished goods are valued at the lower of average cost and net realizable value.

(f)  Investment tax credits

Investment tax credits, which are earned as a result of qualifying research and development expenditures, are recognized when the expenditures are made and their realization is reasonably assured, and are applied to reduce related costs and expenses in the year. The Corporation does not recognize investment tax credits since their realization is not reasonably assured.

(g)  Capital assets

Capital assets are recorded at cost. Amortization is calculated using the following rates and bases:

Furniture and fixtures                  20% declining balance
Computer equipment and software         30% declining balance
Manufacturing and research equipment    30% declining balance
Leased equipment                        Straight-line over the lease term
Leasehold improvements                  Straight-line over the lease term

The carrying value of capital assets is assessed when factors indicating a possible impairment are present. If an impairment is determined to exist, the assets are reported at the lower of carrying value or net recoverable amount.

(h)  Goodwill and other intangible assets

Goodwill and intangible assets with an indefinite life are not amortized but are tested for impairment on at least an annual basis. Intangible assets with a definite life, consisting of purchased technology, patents, trademarks and other identified rights, are amortized over their legal or estimated useful lives, whichever is shorter, which generally ranges from 3 to 5 years.

The Corporation reviews the carrying amounts of intangible assets with a definite life whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or circumstances might include a significant decline in market share, a significant decline in profits, changes in technology, significant litigation or other items.

In evaluating whether there is an impairment of goodwill and other intangible assets, management compares the carrying amounts of such assets with the related undiscounted estimated future operating cash flows. In the event an impairment exists, an impairment charge would be determined by comparing the carrying amounts of the asset to the applicable discounted estimated future cash flows. In addition, the remaining amortization period for the impaired asset would be reassessed and revised if necessary.

(i)      Income taxes

Income taxes are provided for using the liability method whereby future tax assets and liabilities are recognized using current tax rates on the difference between the financial statement carrying amounts and the respective tax basis of the assets and liabilities. The Corporation provides a valuation allowance on future tax assets when it is more likely than not that such assets will not be realized.

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

(j)  Common shares

Common shares are recorded as the net proceeds received on issuance after deducting all share issue costs.

(k)  Revenue recognition

Revenue from product sales is recognized when all of the following criteria are met: persuasive evidence of an agreement exists, delivery has occurred, the price is fixed and determinable and collection is reasonably assured. The Corporation provides for returns based on prior experience.

(l)  Stock-based compensation

The Corporation has a stock option plan as described in Note 11. No compensation expense is recognized when shares are issued at prevailing market prices or options are issued to employees with exercise prices at the grant date equal to prevailing market prices. Any consideration paid by employees on the exercise of stock options or purchase of capital stock is credited to share capital.

Stock options issued in lieu of cash to non-employees for services performed are recorded at the fair value of the options at the time they are issued and are expensed as service is provided.

(m)  Research and development costs

Research costs, including research performed under contract by third parties, are expensed as incurred. Development costs are also generally expensed as incurred unless such costs meet the criteria necessary for deferral and amortization. To qualify for deferral, the costs must relate to a technically feasible, identifiable product that the Corporation intends to produce and market, there must be a clearly defined market for the product and the Corporation must have the resources, or access to the resources, necessary to complete the development. The Corporation has not deferred any such development costs to date.

(n)  Government assistance

Government assistance is recognized when the expenditures that qualify for assistance are made and the Corporation has complied with the conditions for the receipt of government assistance. Government assistance is applied to reduce the carrying value of any assets acquired or to reduce eligible expenses incurred in the year. A liability to repay government assistance, if any, is recorded in the period when the conditions arise that cause the assistance to become repayable.

(o)  Foreign currency translation

Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at exchange rates prevailing at the balance sheet date. Non-monetary items and any related amortization of such items are translated at the rates of exchange in effect when the assets were acquired or obligations incurred. All other income and expense items are translated at average exchange rates prevailing during the year. Exchange gains and losses are included in net loss for the year.

Translation of the financial statements of integrated foreign operations are translated in accordance with the policies noted above.

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

3.  Cash and Cash Equivalents and Short-Term Investments

The Corporation's cash equivalents and short-term investments consist of highly liquid, highly rated financial instruments. The Corporation has established guidelines relative to credit ratings, diversification, and terms to maturity designed to mitigate risk and provide safety and liquidity:

-------------------------------------------------------------------------------------------------------------
                                                  2002                                  2001
                                   --------------------------------------------------------------------------
                                         Cash and Cash      Short-term        Cash and Cash       Short-term
                                           Equivalents     Investments          Equivalents      Investments
-------------------------------------------------------------------------------------------------------------

Cash                                        $  248,181         $     -          $ 4,016,860          $     -
Asset backed notes held
with financial institutions                          -               -           11,328,299                -
Corporate securities                                 -               -                    -        6,881,300
                                   --------------------------------------------------------------------------

                                            $  248,181         $     -         $ 15,345,159       $6,881,300
-------------------------------------------------------------------------------------------------------------

4.   Tax Credit Receivable

In the third quarter of fiscal 2001, the Corporation recorded an Ontario Business Research Institute (OBRI) tax credit receivable of $2,770,000. This research tax credit was applied to reduce research and development expenses during 2001. The province of Ontario permits this refundable tax credit for scientific research and development expenditures incurred in the province as part of an eligible research institute contract. The Corporation's eligibility under the program has been disputed by the province of Ontario and the claim is currently being reviewed by the Ontario Ministry of Finance. Management believes that the Corporation is eligible under the program and that it is entitled to the recorded tax credit receivable. However, there can be no assurance that the Corporation will be successful in its claim (see note 20 (c)).

5.   Inventory

------------------------------------------------------------------
                                         2002                2001

------------------------------------------------------------------

Raw materials                    $ 3,263,766         $ 2,226,013
Work in progress                   1,780,011           3,359,268
Finished goods                     1,191,925           2,532,340
                          ----------------------------------------

                                 $  6,235,702         $ 8,117,621
------------------------------------------------------------------

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

6.   Capital Assets

-------------------------------------------------------------------------------------------------------------
                                                                            2002
                                               --------------------------------------------------------------
                                                                             Accumulated            Net Book
                                                               Cost         Amortization               Value
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Furniture and fixtures                                    $ 663,688           $  349,333          $  314,355
Computer equipment and software                           2,267,371            1,126,880           1,140,491
Manufacturing and research equipment                      6,337,798            3,551,153           2,786,645
Leasehold improvements                                      753,042              750,162               2,880
                                               --------------------------------------------------------------
                                               --------------------------------------------------------------

                                                       $ 10,021,899          $ 5,777,528         $ 4,244,371
-------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                                                            2001
                                               --------------------------------------------------------------
                                                                             Accumulated            Net Book
                                                               Cost         Amortization               Value
-------------------------------------------------------------------------------------------------------------
Furniture and fixtures                                    $ 651,794            $ 264,813          $  386,981
Computer equipment and software                           2,007,386              698,462           1,308,924
Manufacturing and research equipment                      5,999,479            2,480,656           3,518,823
Leasehold improvements                                      753,042              673,946              79,096
                                               --------------------------------------------------------------

                                                         $9,411,701           $4,117,877         $ 5,293,824
-------------------------------------------------------------------------------------------------------------

Capital assets include equipment under capital lease with a cost of $802,544 (2001 - $802,544) with accumulated amortization of $564,432 (2001 - $504,904).

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

7.   Goodwill and Other Intangible Assets

The cost and accumulated amortization of the Corporation's other intangible assets as of December 31, 2002 and December 31, 2001 are as follows:

-----------------------------------------------------------------------------------------------------------
                                                                           2002
                                                 ----------------------------------------------------------
                                                                             Accumulated          Net Book
                                                               Cost         Amortization             Value
-----------------------------------------------------------------------------------------------------------
Purchased technology                                   $ 17,043,321         $ 13,089,658       $ 3,953,663
Other intangible assets                                   6,436,678            5,251,379         1,185,299
                                                 ----------------------------------------------------------

                                                       $ 23,479,999         $ 18,341,037       $ 5,138,962
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                           2001
                                                 ----------------------------------------------------------
                                                                             Accumulated          Net Book
                                                               Cost         Amortization             Value
-----------------------------------------------------------------------------------------------------------
Purchased technology                                   $ 17,043,321          $ 7,853,793       $ 9,189,528
Other intangible assets                                  18,454,585            9,084,760         9,369,825
                                                 ----------------------------------------------------------

                                                       $ 35,497,906         $ 16,938,553      $ 18,559,353
-----------------------------------------------------------------------------------------------------------

The Canadian Institute of Chartered Accountants' Accounting Standards Board
(AcSB) has issued a new Handbook Section dealing with Goodwill and Other Intangible Assets, which requires that intangible assets with an indefinite life and goodwill be tested for impairment on at least an annual basis. Goodwill and indefinite life intangibles are no longer amortized. Intangible assets with a definite life continue to be amortized over their useful life (see note 14).

The Corporation adopted the new pronouncements on accounting for goodwill and other intangible assets in 2002. The effect of not amortizing goodwill for the year ended December 31, 2002, was a decrease in net loss of $6,402,121.

In accordance with the new pronouncements, the Corporation was required to complete a transitional impairment test of goodwill and other intangible assets during the year with any resulting impairment loss recorded as a change in accounting principle and charged to retained earnings. Subsequent impairment losses will be reflected in operating income from continuing operations.

The transitional impairment test consisted of a two-step process. The first step required the identification of the Corporation's reporting units, the allocation of goodwill and other intangible assets to its reporting units and an initial impairment test. In the event that the initial test indicated a potential impairment then a second test was required in order to either quantify the impairment or conclude that no impairment exists.

The Corporation completed the transitional impairment test and has concluded that no impairment existed to either goodwill or other intangible assets.

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

The results for prior periods have not been restated. A reconciliation of the prior period net loss and earnings per share as if the new Section had been adopted during the prior periods is as follows:

-----------------------------------------------------------------------------------------------------------
                                                               2002                 2001              2000
-----------------------------------------------------------------------------------------------------------
Reported net loss                                     $(49,761,139)       $ (65,666,568)    $ (30,385,422)
Add: Goodwill amortization, net of taxes                                       6,402,121         3,228,371
                                                                  -
                                                 ----------------------------------------------------------
Adjusted net loss                                    $ (49,761,139)       $ (59,264,447)    $ (27,157,051)
                                                 ----------------------------------------------------------

Reported loss per share                                    $ (2.80)             $ (4.36)          $ (2.04)
Goodwill amortization                                             -                 0.43              0.21
                                                 ----------------------------------------------------------
Adjusted loss per share                                    $ (2.80)             $ (3.93)          $ (1.83)
-----------------------------------------------------------------------------------------------------------

8.   Technology Partnerships Canada Grant

On November 2, 2001, the Corporation was approved for a grant from Technology Partnerships Canada (TPC). The amount to be received pursuant to this grant is equal to the lesser of $9.98 million and 31.1% of the eligible costs incurred by the Corporation in connection with the prototype development and clinical trials of HeartSaverVAD. These costs are subject to review and acceptance by Industry Canada. The Corporation is required to pay TPC a royalty equal to 1% of gross revenues from the first version of HeartSaverVAD (HeartSaver VAD I) for a period of six years from commencement of commercial sales. If by the end of this period cumulative royalties have not reached $19.7 million, the royalty period will continue for a further four years, or until cumulative royalties are $19.7 million, whichever occurs first. The royalties are payable from sales of the product. As part of this agreement, TPC received warrants for 650,000 common shares of WorldHeart, exercisable until December 4, 2006 at an exercise price of $6.61 per share. The Corporation has recorded the warrants at their fair value, which is estimated to be $2.5 million. At December 31, 2002, no warrants had been exercised.

During 2002, $7.0 million was received by the Corporation. At year end there has been no amount accrued as a receivable (2001 - $1.2 million) as the development program relating to the HeartSaverVAD I was discontinued during the year and merged into a new optimized HeartSaverVAD program. Of the $7.0 million received, $4.5 million was applied to reduce research and development expenses during the year and $2.5 million has been recorded as contributed surplus.

9.   Preferred Shares

(a)  Authorized

Authorized preferred shares of the Corporation consists of an unlimited number of shares issuable in series.

(b)  Issued

On June 30, 2000 the Corporation issued redeemable, convertible preferred shares to Edwards Lifesciences LLC (Edwards) for US$20.0 million that are convertible at Edward's option after June 30, 2006 into 1,374,570 common shares (representing a per share conversion price of US $14.55), plus additional common shares for the accumulated but unpaid dividends to the date of conversion, without payment of additional consideration. These preferred shares are non-voting except that Edwards can elect one director of the Corporation. These shares are callable for cash at the face amount plus accumulated but unpaid

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

dividends at the Corporation's option at any time up to June 30, 2007, at which time they are mandatorily redeemable for the face amount of US$20.0 million plus accumulated dividends. Dividends accumulate at 5% per year for the first three years and 10% per year for years four through seven.

Also on June 30, 2000, World Heart Inc., the Corporation's United States subsidiary, issued redeemable, cumulative participating Series A preferred shares to Edwards in connection with the Corporation's acquisition of Novacor. These Series A shares are non-voting. Dividends accumulate at 4% per year on the subscription price of US$58.0 million for the first two years, 3% for the third year and at 6% per year thereafter until maturity on June 30, 2015 at which time they are mandatorily redeemable for the face amount of US$58.0 million plus accumulated dividends (effective July 1, 2002 the rates were reduced by 1% for the period July 1, 2002 through June 30, 2015). Edwards is entitled to receive 25% of any dividends declared to the common shareholders of World Heart Inc. The shares are redeemable at the Corporation's option for cash plus accumulated but unpaid dividends at any time after three years. Edwards has the right for a two-year period commencing June 30, 2003, to put the Series A shares to the Corporation in exchange for 4,981,128 of the Corporation's common shares (effective July 1, 2002 this right was extended from a one-year period commencing June 30, 2002). This conversion right is subject to dilution protection should the Corporation issue shares or options at less than fair market value. Edwards waived such rights with respect to the Corporation's sale of Special Warrants on December 19, 2001.

The convertible preferred shares and the Series A shares (collectively Preferred Shares) are accounted for in accordance with their substance and are presented in the financial statements in their debt and equity components, measured at their respective fair values at the time of issue. The debt components have been calculated at the present value of the required dividend payments discounted at 12%, being the estimated interest rate that would have been applicable to non-convertible debt at the time the Preferred Shares were issued. Interest expense is determined on the debt components as the amount necessary to increase the debt components to their face amount at maturity. The equity component is shown as contributed surplus.

The Preferred Shares carry a preference upon liquidation of the Corporation in an amount equal to their par value plus accumulated but unpaid dividends, after which the Preferred Shares share ratably with the common shares.

(c)  Edwards Lifesciences Agreements

In conjunction with Edwards' investment in the Preferred Shares and the Corporation's acquisition of Novacor, the Corporation has entered into a distribution agreement (the Distribution Agreement) with Edwards whereby Edwards is the sole distributor, except in the United States, of the Corporation's heart assist and heart replacement products for a period of five years commencing July 1, 2000. As a result of the Distribution Agreement, WorldHeart is committed to paying a minimum of US$2.0 million less actual gross margin annually to Edwards in guaranteed gross margin on sales in any year that Edwards' purchases are less than US$10.0 million. The Corporation accounts for any shortfall of the guaranteed gross margin on sales as a reduction of revenues.

During the year ended December 31, 2002, revenue included $5,343,040 (2001 - $3,622,102; 2000 - $1,961,539) resulting from sales to Edwards. The obligation accrued for the shortfall of the guaranteed gross margin on sales and included as a reduction of revenues was $657,542 (2001 - $833,880; 2000 - $498,576).

The Corporation has also entered into a supply agreement with Edwards whereby Edwards is the sole supplier of certain components to the heart assist and heart replacement products of the Corporation for a period of five years commencing July 1, 2000. For the year ended December 31, 2002, purchases from Edwards for components were $944,682 (2001 - $1,050,000; 2000 - $549,325).

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

Other purchases from Edwards for research and development materials and support and other services amounted to $1,789,158 (2001 - $881,066; 2000 - $87,347).

10.  Short-term Loan

On December 18, 2002 the Corporation entered into a $2,000,000 non-revolving term credit agreement with a merchant bank for the purpose of financing working capital requirements. The loan has a maturity date of June 18, 2003 and bears interest at the rate of 2% per month. The loan was collateralized by a general security agreement covering the Corporation's right, title and interest in all of its property and assets and an assignment of all patents, trademarks and licence agreements of the Corporation.

The Corporation issued 200,000 common share warrants to the lender with each warrant being exercisable for one common share of the Corporation at a price of $1.30 per share until expiry on December 18, 2007. In the event the Corporation did not repay the loan prior to the maturity date, an additional 200,000 warrants were to be issued.

On January 28, 2003, prior to the maturity date of the loan, the Corporation repaid the loan in full. No additional warrants are, therefore, issuable.

11.  Shareholders' Equity

Common shares

(a)  Authorized

Authorized common shares of the Corporation consist of an unlimited number of shares.

(b)  Issued

On March 17, 2000, the Corporation issued 850,000 common shares for net proceeds of $15,132,742, after deducting issue costs of $199,133.

On January 24, 2002, the Corporation issued 3,027,000 common shares upon the exercise of special warrants (the "Special Warrants") previously issued on December 19, 2001. These Special Warrants were issued on December 19, 2001 pursuant to a private placement for net proceeds of $14,886,649 after deducting expenses of the placement of $1,761,851.

Share Repurchase

Commencing on September 17, 2001 and ending on October 12, 2001, the Corporation purchased 174,300 of its common shares at market prices on the Nasdaq National Market (NASDAQ) for a total cost of $1,287,606. Of this total amount paid, $437,025 has been charged directly to deficit, representing a premium paid on redemption of common shares with the balance being charged to share capital.

All repurchased shares have been cancelled.

Employee Stock Option Plan

The Corporation has an employee stock option plan (ESOP). The maximum number of shares that may be reserved and set aside under options to eligible persons pursuant to the ESOP may not exceed 3,530,000 common shares (2001 - 2,320,000). The maximum number of common shares at any time available for

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

issuance under the ESOP, or pursuant to other outstanding options, to any one person may not exceed 2% of the common shares then issued and outstanding. The ESOP is administered by a committee appointed by the Board of Directors. The option exercise price for all options issued under the ESOP is based on the fair market value of the common shares on the date of grant. The options generally vest annually in equal portions over either a five-year period or three-year period and must be exercised within a four-year period from each date of vesting.

During 2000, the Corporation granted options to executives outside the ESOP for 40,000 common shares. The options either vest rateably over one year from the date of grant or over a three year period.

Special Warrants Offerings

On December 19, 2001, pursuant to a private placement, the Corporation issued 3,027,000 special warrants (Special Warrants) for net proceeds of $14,886,649 after deducting expenses of the placement of $1,761,851.

Each Special Warrant was convertible without additional consideration into one common share of the Corporation and one warrant to purchase one common share. Each warrant is exercisable at a price of $6.01 for a period of 24 months from the date the Special Warrants are exercised or are deemed to have been exercised.

The Corporation granted the Underwriters 112,280 underwriters' warrants and the US Agents 45,210 underwriters' warrants (collectively Underwriters' Warrants) to acquire an aggregate of 157,490 underwriters' compensation options (Underwriters Compensation Options). Each Underwriters' Compensation Option entitles the holder to acquire one common share of the Corporation and one Underwriters' underlying warrant (Underwriters' underlying Warrants) at an exercise price of $6.05 per option. The Underwriters' Compensation Options are exercisable for a four-year period ending December 19, 2005. Each Underwriters' Underlying Warrant entitles the holder to acquire one common share at an exercise price of $6.01 per share at any time for a period ending 24 months from the date of issue.

On January 17, 2002, the Corporation filed a final short-form prospectus with Canadian securities regulatory authorities to qualify the 3,027,000 common shares and 3,027,000 warrants issuable upon the exercise of the Special Warrants and 157,490 Underwriters' Compensation Options upon the exercise of the Underwriters' Warrants. All of the Special Warrants were deemed to have been exercised by the holders on January 24, 2002.

Rights related to 2007262 Ontario Inc.

On December 19, 2001, WorldHeart incorporated 2007262 Ontario Inc. (2007262) to carry out specified research and development related to the HeartSaver Implanted Controller, the HeartSaver External Controller and all the software developed to control, monitor and power the HeartSaver VAD. WorldHeart and New Generation Biotech (Equity) Fund Inc. (NewGen), an Ontario labour sponsored venture capital corporation, subscribed for an equal number of common shares of 2007262. Additionally, NewGen subscribed for 637,000 Series 1 preferred shares (Series 1 Shares) of 2007262 for net proceeds of $3,420,016 after deducting expenses of the placement of $83,484. WorldHeart sold to 2007262 certain technology in exchange for 100,000 Series 2 preferred shares (Series 2 Shares) of 2007262 and a promissory note in the amount of $2,000,000.

The promissory note was repaid to WorldHeart from the proceeds of the Series 1 preferred shares and the balance of the Series 1 preferred share proceeds was used to improve and enhance the technology transferred by WorldHeart.

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

On January 31, 2003 and pursuant to the terms of the agreement NewGen redeemed the Series 1 preferred shares for 637,000 common shares of WorldHeart and 637,000 common share purchase warrants (Purchase Warrants) of WorldHeart. Each Purchase Warrant is exerciseable into one common share of WorldHeart at a price of $6.01 at any time up to January 24, 2004.

The Series 1 preferred shares were automatically redeemed upon the redemption of the Series 2 preferred shares.

2007262 has been accounted for as a research and development arrangement. WorldHeart has recorded the NewGen funding as contributed surplus and the amounts expended by 2007262 from the NewGen funding as research and development expenses in the period that they occured. Expenses incurred in the year were $1,493,880 (2001 - $nil)

Warrants Issued to Technology Partnerships Canada

During the year ended December 31, 2001, the Corporation granted Technology Partnerships Canada 650,000 warrants to purchase an equivalent number of common shares of WorldHeart, exercisable until December 4, 2006 at an exercise price of $6.61 per share, as described in Note 8.

Stock Option and Warrant Activity

The following table presents the number of options and warrants outstanding and the weighted average exercise price:

-----------------------------------------------------------------------------------------------------------------
                           Employees           Non-Employees                                    Total

                      -------------------------------------------------------------------------------------------
                                    Weighted               Weighted              Weighted
                                     average                 average              average
                                    exercise               exercise              exercise
                           Options     price    Options       price    Warrants     price
                                 #         $          #           $           #         $
-----------------------------------------------------------------------------------------------------------------
Outstanding at
   Dec. 31, 1999           529,385     10.60     13,587       12.57     371,551      9.74          914,523
Granted                    593,094     16.93         99       12.65      85,000     20.40          678,193
Exercised                  (12,248)     9.50        (34)      12.65    (112,280)     7.86         (124,562)
Cancelled                 (161,000)    17.20          -           -           -         -         (161,000)
Forfeited                 (141,672)    14.91     (1,105)      12.65           -         -         (142,777)
                      -------------------------------------------------------------------------------------------

Outstanding at
   Dec. 31, 2000           807,559     13.19     12,547       12.57     344,271     12.99        1,164,377
Granted                    572,195     10.47     33,243       10.98     937,490      6.71        1,542,928
Exercised                        -         -          -           -           -         -                -
Cancelled                        -         -          -           -           -         -                -
Forfeited                 (139,967)    12.45     (3,256)      11.07    (224,271)    10.31         (367,494)
                      -------------------------------------------------------------------------------------------

Outstanding at
   Dec. 31, 2001         1,239,787     12.02     42,534       11.44   1,057,490      7.99        2,339,811
Granted                    929,610      6.34     33,787        6.63   3,434,490      5.70        4,397,887
Exercised                        -         -          -           -    (157,490)     6.01         (157,490)
Cancelled                        -         -          -           -           -         -                -
Forfeited                 (340,316)     8.56     (8,547)       9.26     (85,000)    20.40         (433,863)
                      -------------------------------------------------------------------------------------------

Outstanding at
   Dec. 31, 2002         1,829,081      9.78     67,774        9.32   4,249,490      5.96        6,146,345
                      -------------------------------------------------------------------------------------------


WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

    --------------------------------------------------------------------------------------------------------------
                                                                           Options                    Warrants
                                                            -----------------------------------
                                                                                        Non-
                                                                 Employees         Employees
    --------------------------------------------------------------------------------------------------------------

    Weighted average exercise price of exerciseable options:
              December 31, 2000                                    $   9.83         $  12.54         $    12.99
              December 31, 2001                                       11.46            11.67               7.99
              December 31, 2002                                       11.72            11.63               6.19

    Number of exercisable options and warrants:
              December 31, 2000                                     193,198            3,761            344,271
              December 31, 2001                                     405,610           14,666          1,057,490
              December 31, 2002                                     615,413           23,605          4,049,490

    Range of exercise prices of all options and
    warrants at December 31, 2002:
              From                                                 $   0.90         $   6.63         $    1.30
              To                                                      21.83            12.65             12.02

    Range of expiry dates of all options and
    warrants at December 31, 2002:
              From                                              Feb. 24, 2003     Jul. 14, 2003     Dec. 12, 2003
              To                                                 Dec. 4, 2009     Jan. 4, 2009      Dec. 18, 2007
    --------------------------------------------------------------------------------------------------------------


The following table presents information about the outstanding options and warrants at December 31, 2002:

    --------------------------------------------------------------------------------------------------------------
                                                                               Weighted       Weighted  average
          Range of exercise                             Number         average exercise       remaining life in
                      price                        outstanding                    price                   years
    --------------------------------------------------------------------------------------------------------------

              $  0.90 to 3.00                          223,917                $  1.31                     5.0
                 3.01 to 6.00                          105,231                   4.25                     4.3
                 6.01 to 9.25                        4,863,414                   6.31                     2.2
                9.26 to 12.50                          551,753                  10.93                     3.5
               12.51 to 15.00                          116,676                  12.72                     3.8
               15.01 to 18.00                          269,549                  17.00                     3.3
               18.01 to 21.83                           15,805                  20.54                     3.3
                                                ------------------------------------------------------------------

                                                     6,146,345                $  7.13                     2.5
    --------------------------------------------------------------------------------------------------------------


Effective January 1, 2002 the Corporation adopted, on a retroactive basis, the new recommendations of the Canadian Institute of Chartered Accountants relating to stock based compensation. Under these new recommendations, where the fair value-based method of accounting has not been used to account for employee stock options, companies are required to disclose pro-forma net income and pro-forma earnings per share, as if the fair value based method of accounting has been used to account for these stock based

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

awards. The estimated share based compensation costs based on stock options granted to directors and employees and the pro-forma net loss and earnings per share are as follows:

                                                                      2002                2001                  2000
                                                     -----------------------------------------------------------------

       Net loss                                          $   (49,761,139)       $  (65,666,568)      $  (30,385,422)

       Estimated share based compensation costs               (2,483,523)          (1,612,087)             (877,224)
                                                     -----------------------------------------------------------------

       Pro forma net loss                                $   (52,244,662)       $  (67,278,655)      $  (31,262,646)
                                                     -----------------------------------------------------------------

       Pro forma basic loss per share                           $  (2.94)             $  (4.46)            $  (2.10)
                                                     -----------------------------------------------------------------

The weighted average fair value of the options issued during the year ended December 31, 2002 was $4.30 (2001 - $3.70, 2000 - $7.52). The fair values of options granted are determined using the Black-Scholes model. For 2002, 2001 and 2000 the following weighted average assumptions were utilized:


                                                  2002       2001       2000
                                              ----------------------------------


       Expected option life, in years               6          7          7
       Volatility                                 75%        75%        75%
       Risk free interest rate                  3.65%         6%         6%
       Dividend yield                             Nil        Nil        Nil




12.  Earnings Per Share

For all of the years presented, diluted loss per share equals basic loss per share due to the anti-dilutive effect of convertible preferred shares, stock options and warrants. These instruments could potentially dilute basic earnings per share in the future by being converted into common shares:

     ----------------------------------------------------------------------------------------------------------
                                                                   Number of common shares to be issued on
                                                                          exercise or conversion
                                                        -------------------------------------------------------
                                                                     2002                2001            2000
     ----------------------------------------------------------------------------------------------------------
     Convertible preferred shares                               6,527,520           6,458,791       6,390,062
     Employee and non-employee stock options                    1,896,855           1,282,321         820,106
     Warrants, options and Series 1 Shares                      5,880,980           8,542,980         344,271
                                                        -------------------------------------------------------

     Total potentially dilutive instruments                    14,305,355          16,284,092       7,554,439
     ----------------------------------------------------------------------------------------------------------

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

13.  Income Taxes

The Corporation operates in several tax jurisdictions. Its income is subject to varying rates of tax and losses incurred in one jurisdiction cannot be used to offset income taxes payable in another. A reconciliation of the combined Canadian federal and provincial income tax rate with the Corporation's effective tax rate is as follows:

     -------------------------------------------------------------------------------------------------------
                                                                2002             2001               2000

                                                   ---------------------------------------------------------
     Canadian loss                                  $    (17,920,772)   $  (25,210,044)     $  (16,566,575)
     United States' loss                                 (31,840,367)      (45,444,768)        (19,361,807)
                                                   ---------------------------------------------------------

     Loss before income taxes                       $    (49,761,139)   $  (70,654,812)     $  (35,928,382)
                                                   ---------------------------------------------------------

     Expected statutory rate                                   38.62%            41.74%              43.95%
     Expected recovery of income tax                $    (19,220,000)   $  (29,490,000)     $  (15,791,000)
     Effect of foreign tax rate differences                 (770,000)          310,000             561,000
     Permanent differences                                 4,196,000         6,210,000           1,370,000
     Provincial income tax incentives                              -                 -            (571,000)
     Change in valuation allowance                        13,010,000        15,170,000           8,020,000
     Effect of changes in SR&ED carryforwards              1,250,000           970,000             283,000
     Effect of tax rate changes                            2,139,000         1,170,000                   -
     Effect of exchange rate differences                    (605,000)          672,000             585,000
                                                   ---------------------------------------------------------

     Recovery of income taxes                       $              -    $   (4,988,000)    $    (5,543,000)
     -------------------------------------------------------------------------------------------------------

The Canadian statutory income tax rate of 38.62% is comprised of federal income tax at approximately 26.12% and provincial income tax at approximately 12.50%. For the year ended December 31, 2002, the permanent differences relate primarily to imputed interest expense on the Preferred Shares for which no temporary difference arises.

The primary temporary differences affecting future taxes and their approximate effects are as follows:

   -----------------------------------------------------------------------------
                                                        2002               2001

   -----------------------------------------------------------------------------
   Future tax assets:
        SR&ED expenditures                    $   14,600,000     $   16,620,000
        Net operating losses                      34,380,000         24,070,000
        Investment tax credits                     5,730,000          5,170,000
        Share issue costs                          3,520,000          3,810,000
        Asset basis differences                    1,650,000          1,390,000
                                           -------------------------------------
                                                  59,880,000         51,060,000
        Less: valuation allowance                (57,500,000)       (44,490,000)
                                           -------------------------------------
                                                   2,380,000          6,570,000
   Future tax liabilities:
        Asset basis differences                   (2,380,000)        (6,570,000)
                                           -------------------------------------

   Net future income tax liability            $            -     $            -
   -----------------------------------------------------------------------------

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

As at December 31, 2002 the Corporation has unclaimed Scientific Research and Experimental Development (SR&ED) expenditures, income tax loss carryforwards and investment tax credits. The unclaimed amounts and their expiry dates are as follows:

   -----------------------------------------------------------------------------------------------------
                                                             2002               2001               2000

   -----------------------------------------------------------------------------------------------------
   SR&ED expenditures -
         carried forward without expiry              $ 37,800,000       $ 39,800,000       $ 35,500,000
   Income tax loss carryforwards:
        Federal (Canada)      (expire 2003-2009)       41,528,000         28,300,000         14,300,000
        Provincial            (expire 2003-2009)       49,900,000         36,800,000         25,800,000
        United States         (expire 2010-2017)       48,200,000         32,700,000          9,600,000
   Investment tax credits     (expire 2006-2012)        9,300,000          8,900,000          7,200,000
   -----------------------------------------------------------------------------------------------------


14.  Acquisition

On June 30, 2000 the Corporation acquired Novacor from Edwards for a total purchase price of approximately $62.5 million, consisting of $58.9 million Series A cumulative participating preferred shares (Series A shares) of WorldHeart Inc., plus expenses related to the transaction of $3.6 million. The acquisition was accounted for using the purchase method and, therefore, Novacor's operating results have been included in the consolidated financial statements from the date of acquisition.

The allocation of the purchase price was based on an independent valuation and was allocated among the identifiable tangible and intangible assets based on the fair market value of those assets as follows:

   Consideration given                                           $   62,485,000

   Fair value of identifiable net assets acquired:
      Net tangible assets                                            15,519,000
      Purchased technology                                           17,043,000
      Other intangible assets                                        18,255,000
      Future income taxes                                           (10,273,000)
                                                              ------------------
                                                                     40,544,000
                                                              ------------------
   Goodwill                                                       $  21,941,000
                                                              ------------------

Purchased technology was valued using a risk adjusted cash flow model, under which future cash flows were discounted taking into account risks related to existing and future markets and an assessment of the life expectancy of the technology. Other intangible assets consist of Novacor's work force, customer base, patents and trademarks. The excess of the purchase price over the identifiable assets was allocated to goodwill. As a result of adopting the new accounting pronouncements relating to goodwill and other intangibles during fiscal 2002, $12,018,664 of other intangible assets were recategorized to goodwill.

The following table presents pro-forma financial information for the year ended December 31, 2000 as though the acquisition of Novacor had occurred at the beginning of 2000:

   Total revenue                                                    $ 9,938,000
   Loss before income taxes                                        $ 59,021,000
   Net loss for the year                                           $ 59,021,000
   Basic and diluted loss per share                                      $(3.97)

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

15.  Related Party Transactions

The Cardiovascular Devices Division (CVD) of the Ottawa Heart Institute Research Corporation is considered a related party by virtue of the fact that the Chairman and Chief Scientific Officer of the Corporation is also the Director of CVD.

The following related party amounts are included in amounts receivable and accounts payable and accrued liabilities:

      --------------------------------------------------------------------------
                                          2002             2001            2000

      --------------------------------------------------------------------------
      Due from CVD                $    424,615      $    69,195      $  188,276
                                 -----------------------------------------------

      Due to CVD                   $ 1,311,940       $  483,279      $  443,089
      --------------------------------------------------------------------------

During the year ended December 31, 2002, the Corporation incurred $700,000 (2001
- $1,000,000, 2000 - $1,000,000) for research and development fees to CVD under the Research Agreement described in Note 16(a). In addition, the Corporation incurred $150,000 (2001 - $150,000, 2000 - $150,000) to CVD relating to the research chair under the Research Agreement.

During the year ended December 31, 2002, the Corporation incurred salaries of $667,393 (2001 - $484,387, 2000 - $670,271) relating to employees that have been seconded by the Corporation to CVD. These expenditures are recoverable by the Corporation from CVD.

16.  Contingencies and Commitments

(a)  Research Agreement

Effective April 1, 1996, the Corporation entered into a research agreement with CVD (Research Agreement) under which the Corporation agreed to fund a substantial portion of CVD's remaining research efforts relating to HeartSaver artificial heart technology, and all of the costs related to the commercialization of the technology. In exchange, the Corporation has acquired joint ownership with CVD of the technology arising from CVD's research pursuant to the Research Agreement after May 15, 1996. CVD has also granted the Corporation an exclusive twenty-five year license to market the product and certain other related technologies for an initial license fee of $200,000 and royalties of 7%.

Under the Research Agreement, the Corporation has agreed to fund, to the extent reasonable (and to the extent funding is not available from other sources), any additional research and development costs incurred by CVD in connection with such product development, and to the extent reasonable, the costs of the product's commercialization. The Research Agreement provides that any funding for research and development of the HeartSaver provided by the Corporation in excess of $33.0 million will be creditable against any future CVD royalty entitlement over a period up to ten years, with interest at 8% per annum from the year in which such excess is provided. The Research Agreement stipulates that the parties will negotiate to establish payment terms for repayment of any remaining balance, provided that if agreement as to such payment terms is not reached then such remaining balance shall become due and repayable by CVD within twelve months following the end of the ten-year period.

The Corporation's research funding to CVD under the Research Agreement was $18.8 million for the period April 1, 1996 to December 31, 2002.

The Corporation also agreed with CVD to fund $150,000 per year for the period from July 1, 1996 to June 30, 2002 for a research chair in medical devices at the University of Ottawa Heart Institute.

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

(b)  Operating Leases

The Corporation is committed to minimum lease payments for office facilities and equipment as follows:

       Year ended December 31,  2003                      $1,729,141
                                2004                       1,122,010
                                2005                       1,031,929
                                2006                         981,660
                                2007                         314,788

Total rent expense for the years ended December 31, 2002, 2001 and 2000 was $1,612,145, $1,418,840 and $829,529 respectively. During the year, the Corporation pledged cash in the amount of US$750,000 as collateral for obligations under a premises lease for the Oakland operation.

17.  Capital Lease Obligation

In December 1997, the Corporation entered into a capital lease with a sixty-five month term with interest charged at a floating rate equal to the prevailing rate for Bankers' Acceptances plus 3%.

The Corporation has provided a $78,312 letter of credit in favour of the lessor to cover the term of the lease (2001 - $250,720; 2000 - $419,130).

The minimum lease payments, prior to any adjustment for changes in interest rates, are as follows:

       Year ended December 31, 2003                                 $ 64,923
       Less: amount representing interest                            (1,094)
                                                               --------------

       Capital lease obligation                                     $ 63,829
                                                               --------------

18.  Net Change in Operating Components of Working Capital

The net change in operating components of working capital is comprised of:

     -----------------------------------------------------------------------------------------------------------
                                                                   2002                 2001              2000

                                                   -------------------------------------------------------------
     Accounts and other receivables                         $  3,168,470        $ (3,096,593)     $  (2,871,227)
     Prepaid expenses                                            352,833              (8,254)         (143,723)
     Inventory                                                 1,802,719            1,849,252         1,580,137
     Accounts payable and accrued liabilities                  5,367,724            3,125,415         2,783,026
     Accrued compensation                                        961,011              186,977           672,981
                                                   -------------------------------------------------------------

                                                            $ 11,652,757        $   2,056,797     $   2,021,194
     -----------------------------------------------------------------------------------------------------------

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

19.  Segmented Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the Corporation's chief decision maker in deciding how to allocate resources and assess performance. The Corporation's chief decision maker is the Chief Executive Officer.

The Corporation's reportable segments are its commercial operations related to the sale of the Novacor LVAS and related components and its research and development activities focused mainly on development of the HeartSaverVAD.

The accounting policies of the Corporation's operating segments are the same as those described in Note 1. The Corporation does not use a measure of segment assets to assess performance or allocate resources. As a result, segment asset information is not presented.

The following presents segment operating results for the year ending December 31, 2002:

    ----------------------------------------------------------------------------------------------------------------
                                                               Commercial           Research and             Total
                                                               Operations           Development
                                                        ------------------------------------------------------------
    Revenue                                                       $10,106,931           $      -    $   10,106,931
                                                        ------------------------------------------------------------
    Cost of goods sold
         Direct materials and labour                              (4,593,627)                  -        (4,593,627)
           Overheard and other                                    (5,275,104)                  -        (5,275,104)
                                                        ------------------------------------------------------------
                                                                  (9,868,731)                  -        (9,868,731)
                                                        ------------------------------------------------------------

    Gross margin                                                      238,200                  -           238,200
                                                        ------------------------------------------------------------

    Expenses
         Selling, general and administrative                      (4,808,683)        (5,690,392)       (10,499,075)
         Research and development                                           -       (25,016,365)       (25,016,365)
         Amortization of intangibles                              (3,657,251)        (3,665,252)        (7,322,503)
                                                        ------------------------------------------------------------

                                                                  (8,465,934)       (34,372,009)       (42,837,943)
                                                        ------------------------------------------------------------

    Loss before the under noted                                 $ (8,227,734)     $ (34,372,009)       (42,599,743)
                                                        -----------------------------------------
         Other income (expenses), net                                                                   (7,161,396)
                                                                                                 -------------------

    Net loss for the year                                                                           $  (49,761,139)
    ----------------------------------------------------------------------------------------------------------------


WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

The following presents segment operating results for the year ending December 31, 2001:

    ----------------------------------------------------------------------------------------------------------------
                                                               Commercial           Research and             Total
                                                               Operations           Development
                                                        ------------------------------------------------------------
    Revenue                                                 $      8,252,624         $           -   $    8,252,624
                                                        ------------------------------------------------------------

    Cost of goods sold
         Direct materials and labour                             (3,925,702)                     -       (3,925,702)
         Overheard and other                                     (4,361,356)                     -       (4,361,356)
                                                        ------------------------------------------------------------
                                                                 (8,287,058)                     -       (8,287,058)
                                                        ------------------------------------------------------------

    Gross margin                                                    (34,434)                     -          (34,434)
                                                        ------------------------------------------------------------

    Expenses
         Selling, general and administrative                     (4,652,004)            (6,426,316)     (11,078,320)
         Research and development                                          -           (35,774,623)     (35,774,623)
         Amortization of intangibles                             (7,600,824)            (7,608,823)     (15,209,647)
         Recovery of future income taxes                           2,494,122             2,494,122        4,988,244
                                                        ------------------------------------------------------------

                                                                 (9,758,706)           (47,315,640)     (57,074,346)
                                                        ------------------------------------------------------------

    Loss before the under noted                             $    (9,793,140)         $ (47,315,640)     (57,108,780)
                                                        --------------------------------------------
         Other income (expenses), net                                                                    (8,557,788)
                                                                                                    ----------------

    Net loss for the year                                                                            $ (65,666,568)
    ----------------------------------------------------------------------------------------------------------------

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

The following presents segment operating results for the year ending December 31, 2000:

    -----------------------------------------------------------------------------------------------------------------
                                                               Commercial           Research and             Total
                                                               Operations           Development
                                                        -------------------------------------------------------------
    Revenue                                                 $     4,674,485          $           -    $    4,674,485
                                                        -------------------------------------------------------------

    Cost of goods sold
          Direct materials and labour                            (2,443,610)                     -        (2,443,610)
          Overheard and other                                    (4,825,735)                     -        (4,825,735)
                                                        -------------------------------------------------------------
                                                                 (7,269,345)                     -        (7,269,345)
                                                        -------------------------------------------------------------

    Gross margin                                                 (2,594,860)                     -        (2,594,860)
                                                        -------------------------------------------------------------

    Expenses
          Selling, general and administrative                    (1,894,622)            (4,865,655)       (6,760,277)
          Research and development                                       -             (18,395,885)      (18,395,885)
          Amortization of intangibles                            (3,741,933)            (3,749,932)       (7,491,865)
          Recovery of future income taxes                         2,771,480              2,771,480         5,542,960
                                                        -------------------------------------------------------------

                                                                 (2,865,075)           (24,239,992)      (27,105,067)
                                                        -------------------------------------------------------------

    Loss before the under noted                               $  (5,459,935)         $ (24,239,992)      (29,699,927)
                                                        ----------------------------------------------

          Other income (expenses), net                                                                      (685,495)
                                                                                                      ---------------

    Net loss for the year                                                                             $  (30,385,422)
    -----------------------------------------------------------------------------------------------------------------

The following geographic area data includes revenue based on product shipment destination and long-lived assets based on physical location. The Corporation has locations in Canada and the United States:

    ---------------------------------------------------------------------------------------------------------------
                                                  2002                           2001                         2000
    ---------------------------------------------------------------------------------------------------------------
                                            Long-lived                     Long-lived                   Long-lived
                                Revenue         assets         Revenue         assets       Revenue         assets
    ---------------------------------------------------------------------------------------------------------------
    Canada                     $ 941,259    $1,293,836       $ 158,974     $1,529,433     $  93,963    $ 5,241,966
    United States              5,421,570    30,362,904       5,463,618     38,499,263     2,712,946     50,962,972
    Netherlands                3,434,218             -       3,463,912              -     2,366,152              -
    Japan                        967,426             -               -              -             -              -
    Less:  Edwards fee         (657,542)             -       (833,880)              -     (498,576)              -
    ---------------------------------------------------------------------------------------------------------------

                            $ 10,106,931  $ 31,656,740     $ 8,252,624   $ 40,028,696    $4,674,485   $ 56,204,938
    ---------------------------------------------------------------------------------------------------------------

At December 31, 2002 and 2001 accounts receivable from Edwards comprised 68% and 18% respectively and one other (2001 - two other) account receivable amounted to greater than 10% of the total respective accounts receivable balances. During 2002, Edwards accounted for 50% of sales and no other customer accounted for more than 10% of sales. During 2001, Edwards accounted for 40% of sales and three other customers accounted for 37% of the total revenue for the year. During 2000, Edwards accounted for 44% of sales and one customer accounted for 11% of the total revenue for the year.

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

20.  Subsequent Events

(a)  Private Placement

In separate closes on January 3 and January 8, 2003, the Corporation completed private placements totalling 2,343,750 units (Units) at a price of $1.28 per unit for gross proceeds of $3,000,000 (issue costs were $384,728). Each Unit comprises one common share and one warrant to purchase a common share. Each warrant is exercisable into one common share at an exercise price of $1.60 per share for a period of five years.

The Corporation granted to the placement agent 234,374 broker warrants (Broker Warrants). Each Broker Warrant is exercisable at a price of $1.60 into one common share and one compensation warrant (Compensation Warrants) at any time prior to December 31, 2004. Each Compensation Warrant is exercisable into one common share of the Corporation at any time prior to December 31, 2007 at a price of $1.60 per common share.

(b)  Senior and Subordinated Debt

On January 29, 2003, the Corporation entered into a senior loan agreement totalling $7,000,000 and a subordinated loan agreement totalling $3,000,000 (Loans). The Loans will mature on July 31, 2003 and bear interest rates of 18% per annum payable monthly. The Loans are to be repaid in full on the earlier of the maturity date or the completion of a replacement financing. The Corporation paid to the lenders fees of 4% and issued a total of 3,000,000 warrants with each warrant exerciseable into one common share for a period of five years at a price of $1.60 per share. As collateral for the Loans the Corporation entered into general security agreements over all of its assets.

(c)  Tax Credit Receivable

On April 14, 2003, subsequent to year-end, the Corporation received a preliminary assessment from the Ontario Ministry of Finance detailing adjustments that it is proposing to reduce the Corporation's claim under the Ontario Business Research Institute (OBRI) tax credit program. This preliminary assessment was issued subsequent to changes that were proposed to the OBRI program in the 2003 Ontario Budget presented on March 27, 2003.

In response to the preliminary assessment, in the first quarter of 2003 the Corporation determined that it was appropriate to record a reserve of $1.7 million against the $2.8 million that it had previously recorded as a tax credit receivable for claims that the Corporation had made under the OBRI program.

21.  Financial Instruments

Financial instruments recognized in the balance sheet consist of cash and cash equivalents, short-term investments, accounts and other receivables, accounts payable and accrued liabilities, short-term loan, a capital lease and preferred shares. The Corporation does not hold or issue financial instruments for trading purposes.

The Corporation invests the majority of its excess cash in high-grade instruments and diversifies the concentration of cash among different financial institutions.

(a)  Fair value

The Corporation believes that the carrying values of its financial instruments other than the capital lease and the preferred shares approximate their fair values because of their short terms to maturity. The

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

Corporation believes that the carrying value of the capital lease obligation also approximates fair value because of its floating market rate of interest. The Corporation believes that the carrying value of the preferred shares no longer approximates fair value as the fair value was originally based on an independent valuation utilizing an imputed 12% rate of interest and the Corporation's current cost of borrowing is materially higher.

(b)  Interest rate risk

The Corporation is subject to interest rate risks from time to time because of the short-term to maturity of its cash equivalents and short-term investments and the floating rate nature of its capital lease.

(c)  Foreign exchange risk

The Corporation enters into various foreign exchange contracts from time to time to protect the Corporation from the risk that the investments held in foreign currencies are not adversely affected by changes in currency exchange rates. These contracts are short-term in nature. As at December 31, 2002, the Corporation had no outstanding foreign exchange financial instruments other than the Preferred Shares.

(d)  Credit risk

Financial instruments that potentially subject the Corporation to a concentration of credit risk consist of cash and accounts receivable. The Corporation has a limited number of customers, all of which operate in the health care industry. As at December 31, 2002 approximately 68% (2001 - 18%; 2000 - 49%) of the accounts receivable balance was due from Edwards. The Corporation performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. The Corporation maintains an allowance for doubtful accounts receivable of $ 65,908 (2001- $81,799) based upon the expected collectiblity of accounts receivable.

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

22.  United States Accounting Principles

The consolidated financial statements have been prepared in accordance with Canadian GAAP. These principles differ, as they affect the Corporation, for the year ended December 31, 2002, 2001 and 2000 in the following material respects from US GAAP. There are no differences in reported cash flows for the periods presented.

(a)  Balance sheets

     --------------------------------------------------------------------------------------------------------------
                                                                                          2002               2001

     --------------------------------------------------------------------------------------------------------------
     ASSETS
     Current assets                                                               $ 11,728,364        $37,854,422
        Cash pledged as collateral for lease                                         1,183,200                  -
        Capital assets                                                               4,244,371          5,293,824
        Goodwill and intangible assets (1)                                          26,128,916         30,216,648
        Other assets                                                                   477,609                  -
                                                                            ---------------------------------------

                                                                                  $ 43,762,460        $73,364,894
                                                                            ---------------------------------------

     LIABILITIES AND SHAREHOLDERS' EQUITY
     Current liabilities                                                          $ 19,780,919        $11,656,504
        Capital lease obligation                                                             -             63,829
        Obligation under research and development arrangement (2)                    3,420,016          3,420,016
                                                                            ---------------------------------------

                                                                                    23,200,935         15,140,349
                                                                            ---------------------------------------

     Preferred shares (3)                                                          111,411,319        105,319,402
                                                                            ---------------------------------------

     Shareholders' equity (deficiency)
        Common shares  (4)                                                         136,451,958        121,565,309
        Special warrants and rights                                                          -         14,886,649
        Accumulated deficit (4)                                                  (227,301,752)      (183,546,815)
                                                                            ---------------------------------------

                                                                                  (90,849,794)       (47,094,857)
                                                                            ---------------------------------------

                                                                                  $ 43,762,460        $73,364,894
     --------------------------------------------------------------------------------------------------------------

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

(b)  Statements of loss

    ---------------------------------------------------------------------------------------------------------------
                                                                          2002             2001             2000

    ---------------------------------------------------------------------------------------------------------------
    Net loss in accordance with Canadian GAAP                   $ (49,761,139)   $ (65,666,568)   $ (30,385,422)
    Adjustments to reconcile to US GAAP:
    Write-off of purchased in-process research and
         development (1)                                                     -                -     (12,324,408)
    Amortization of purchased in-process research and
         development  (1)                                            3,234,771        6,522,731        1,283,453
    Interest on preferred shares (3)                                 7,650,730        6,853,763        3,049,792
    Foreign exchange translation on shares (3)                         322,913      (1,926,777)        (508,507)
                                                              -----------------------------------------------------

    Net loss and comprehensive loss in accordance with US GAAP    (38,552,725)     (54,216,851)     (38,885,092)
    Accretion on preferred shares (3)                              (7,000,098)      (7,071,611)      (3,080,000)
                                                              -----------------------------------------------------

    Net loss applicable to common shareholders                  $ (45,552,823)   $ (61,288,462)    $(41,965,092)
                                                              -----------------------------------------------------

    Loss per common share
    Weighted average number of common shares outstanding            17,779,385       15,069,229       14,878,625
                                                              -----------------------------------------------------
    Basic and diluted loss per common share                            $(2.56)          $(4.07)          $(2.82)
    ---------------------------------------------------------------------------------------------------------------

(c)  Footnotes

(1) Under US GAAP, acquired in-process research and development is required to be expensed if the related technology has not reached technological feasibility and does not have an alternative future use. Under Canadian GAAP this amount is capitalized and amortized over its useful life. Under US GAAP net loss includes amortization relating to intangible assets of $4,087,732 for 2002 (2001 - $8,686,916; 2000 - $6,208,412).
(2) Under US GAAP, the obligation under the research and development arrangement is classified as a liability. Under Canadian GAAP, this amount is reflected as equity as NewGen will receive equity securities of the Corporation upon completion of the R&D arrangement.
(3) Under US GAAP, mandatorily redeemable convertible preferred shares are recorded as mezzanine financing at their fair value on the date of issue and excluded from both shareholders' equity and long-term debt. Dividends are accumulated on these shares at the average dividend rate and this amount, together with the amount necessary to accrete the fair value to the redemption price on maturity, are charged first to retained earnings; if no retained earnings, then to accumulated paid-in capital; if no accumulated paid-in capital, then to accumulated deficit. Under Canadian GAAP these shares are treated as compound instruments and divided into their debt and equity components based on their fair value at the time of issue and dividends and imputed interest related to the debt component are charged to earnings. The different presentation on the balance sheets results in a difference in exchange as, under Canadian GAAP the amount in shareholders' equity is translated at historical rates and the amount in long-term debt is translated at current rates. Under US GAAP, the full amount is translated at current rates.
(4) Under US GAAP, the difference between the issue price and initial public offering (IPO) price of shares issued within a one-year period prior to the IPO is generally accounted for as an expense and charged against earnings for the period with a corresponding and equal amount recorded as paid-in capital. This difference of $48,663,150 increases the common shares and accumulated deficit reported under US GAAP, with no difference reported in total shareholders' equity.

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

(d)  Share based compensation

The Corporation has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). The Corporation applies Accounting Principles Board opinion No. 25, "Accounting for Stock Issued to Employees", in accounting for its stock option grants and accordingly, because the exercise price of employee stock options equals the market price of the underlying common shares on the date of grant, no compensation expense has been recognized for grants made during the period.

Had compensation costs been determined based on the fair value of options on the date of grant, consistent with the methodology prescribed under SFAS 123, the Corporation's net loss and loss per share would have increased to the following pro-forma amounts:

-----------------------------------------------------------------------------------------------------------------
                                                                   2002                2001               2000

-----------------------------------------------------------------------------------------------------------------

Net loss under US GAAP                                    $(38,552,725)       $(54,216,851)     $ (38,885,092)
Estimated share based compensation costs                    (2,483,523)         (1,612,087)          (877,224)
                                                     ------------------------------------------------------------

Pro forma net loss                                         (41,036,248)        (55,828,938)       (39,762,316)
Accretion on preferred shares                               (7,000,098)         (7,071,611)        (3,080,000)
                                                     ------------------------------------------------------------

Net loss applicable to common shareholders                $(48,036,346)       $(62,900,549)     $ (42,842,316)
                                                     ------------------------------------------------------------

Pro forma basic loss per share                                  $(2.70)             $(4.17)           $ (2.88)
-----------------------------------------------------------------------------------------------------------------

The weighted average fair value of the options issued during the year ended December 31, 2002 was $4.30 (2001 - $3.70, 2000 - $7.52). The fair values of options granted are determined using the Black-Scholes model. For 2002, 2001 and 2000 the following weighted average assumptions were utilized:

                                             2002         2001          2000
                                        ----------------------------------------


    Expected option life, in years              6            7             7
    Volatility                                75%          75%           75%
    Risk free interest rate                 3.65%           6%            6%
    Dividend yield                            Nil          Nil           Nil



(e)  New accounting pronouncements

In December 2001, the CICA issued AcG 13 - "Hedging Relationships" ("AcG 13"). The guideline presents the views of the Canadian Accounting Standards Board on the identification, designation, documentation and effectiveness of hedging relationships, for the purpose of applying hedge accounting. The guideline is effective for all fiscal years beginning on or after July 1, 2003, which is the fiscal year beginning January 1, 2004 for the Corporation. The Corporation does not believe that the adoption of this guideline will have a material impact on its results of operations or financial position as it does not currently apply hedge accounting.

In June 2002, the FASB issued SFAS No. 146 - "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). SFAS No. 146 addresses accounting and reporting for costs associated with

WORLD HEART CORPORATION
Notes to the Consolidated Financial Statements

exit or disposal activities
and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)". SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged.

In November 2002, the FASB issued FASB Interpretation No. 45 - "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued and requires that they be recorded at fair value. The initial recognition and measurement provisions of this interpretation are to be applied only on a prospective basis to guarantees issued or modified after December 31, 2002, which is in the fiscal year beginning January 1, 2003 for the Corporation. The disclosure requirements of this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002.

In December 2002, FASB issued SFAS No. 148, - "Accounting for Stock-Based Compensation -- Transition and Disclosure an amendment of FASB Statement No. 123" ("SFAS 148"). This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The amendments to Statement 123 regarding disclosure are effective for financial statements for fiscal years ending after December 15, 2002, which is the fiscal year beginning January 1, 2003 for the Corporation. The Corporation applies APB 25 in accounting for its employee stock option plan.

In December 2002, the CICA issued CICA 3475 - "Disposal of long-lived assets and discontinued operations" ("CICA 3475"). This section establishes standards for the recognition, measurement, presentation and disclosure of the disposal of long-lived assets. It also establishes standards for the presentation and disclosure of discontinued operations, whether or not they include long-lived assets. The recommendations in this section should be applied to disposal activities initiated by an enterprise's commitment to a plan on or after May 1, 2003, with early adoption encouraged.

In December 2002, the CICA issued CICA 3063 - "Impairment of long-lived assets" ("CICA 3063"). This section establishes standards for the recognition, measurement and disclosure of the impairment of long-lived assets. The Recommendations in this Section should be applied prospectively for years beginning on or after April 1, 2003, which is the fiscal year beginning January 1, 2004 for the Corporation, with earlier application encouraged.

PRICEWATERHOUSECOOPERS {GRAPHIC OMITTED}
--------------------------------------------------------------------------------
                                                     PricewaterhouseCoopers LLP
                                                     Chartered Accountants
                                                     99 Bank Street, Suite 700
                                                     Ottawa, Ontario
                                                     Canada K1P 1K6
                                                     Telephone +1 (613) 237 3702
                                                     Facsimile +1 (613) 237 3963


To the Board of Directors
of World Heart Corporation

Our report on the consolidated financial statements of World Heart Corporation as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 is included in Item 18 of their Form 20-F. In connection with our audits of such financial statements, we have also audited the related financial statement schedule II included in Item 18 (a) of this Form 20-F.

In our opinion, the financial statement schedule referred to above, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chartered Accountants
Ottawa, Ontario
February 10, 2003


PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

                             WORLDHEART CORPORATION

                                   SCHEDULE II

                        VALUATION AND QUALIFYING ACCOUNTS

Allowance for doubtful accounts:

     Balance at June 30, 2000 acquisition of Novacor        $           100,912
     Bad debt expense for the year                                            -
     Write-off/adjustments                                                    -
                                                             -------------------
     Balance at December 31, 2000                                       100,912
                                                             -------------------

     Bad debt expense for the year                                        3,167
     Write-off/adjustments                                             (22,279)
                                                             -------------------
     Balance at December 31, 2001                                        81,800
                                                             -------------------

     Bad debt expense for the year                                            -
     Write-off/adjustments                                               15,892
                                                             -------------------
     Balance at December 31, 2002                           $            65,908
                                                             -------------------

Tax valuation reserve:

     Balance at December 31, 1999                           $        21,310,000
     Increase in valuation allowance                                  8,010,000
     Write-off/adjustments                                                    -
                                                             -------------------
     Balance at December 31, 2000                                    29,320,000
                                                             -------------------

     Increase in valuation allowance                                 15,170,000
     Write-off/adjustments                                                    -
                                                             -------------------
     Balance at December 31, 2001                                    44,490,000
                                                             -------------------

     Increase in valuation allowance                                 13,010,000
     Write-off/adjustments                                                    -
                                                             -------------------
     Balance at December 31, 2002                           $        57,500,000
                                                             -------------------